SENIOR MANAGEMENT SEVERANCE AND CHANGE IN CONTROL AGREEMENT
This Senior Management Severance and Change in Control Agreement (“Agreement”) is made and entered into effective as of the ___ day of ____________, 20__ (“Agreement Date”) between THE MOSAIC COMPANY (the “Company”), having its principal place of business in Florida, and [Employee] (“Employee”), a resident of [Residence], for the purpose of providing for certain benefits in the event of termination of Employee’s employment by the Company without Cause or by Employee for Good Reason, according to the terms, conditions, and obligations set forth below.
RECITALS
WHEREAS, the Company has employed Employee as [Title] and Employee desires to serve in that capacity;
WHEREAS, Employee is a key member of the management of the Company and is expected to devote substantial skill and effort to the affairs of the Company, and the Company desires to recognize the significant personal contribution that Employee makes and is expected to continue to make to further the best interests of the Company and its shareholders;
WHEREAS, as a further term and condition of Employee’s employment, the Company desires to provide Employee the opportunity to receive certain benefits upon termination of Employee’s employment by the Company without Cause or by Employee for Good Reason, according to the terms, conditions, and obligations set forth below;
WHEREAS, it is desirable and in the best interests of the Company and its shareholders to continue to obtain the benefits of Employee’s services and attention to the affairs of the Company.
WHEREAS, it is desirable and in the best interests of the Company and its shareholders to provide inducement for Employee (1) to remain in the service of the Company in the event of any proposed or anticipated change in control of the Company and (2) to remain in the service of the Company in order to facilitate an orderly transition in the event of a change in control of the Company;
WHEREAS, it is desirable and in the best interests of the Company and its shareholders that Employee be in a position to make judgments and advise the Company with respect to proposed changes in control of the Company without regard to the possibility that Employee’s employment may be terminated without compensation in the event of certain changes in control of the Company;
WHEREAS, Employee understands that Employee’s receipt of the benefits provided for in this Agreement depends on, among other things, Employee’s willingness to execute a General Release of Claims (in the form attached hereto as Exhibit A) in favor of the Company upon termination;
WHEREAS, Employee agrees to and abide by the Non-Competition, Non-Solicitation, Non-Defamation and Confidentiality Agreement independently executed by the Employee;
WHEREAS, it is desirable and in the best interests of the Company and its shareholders to protect confidential, proprietary and trade secret information of the Company, to prevent unfair competition by former executives of the Company following separation of their employment with the Company and to secure cooperation from former executives with respect to matters related to their employment with the Company; and

WHEREAS, Employee understands that nothing in this Agreement limits the Company’s right to terminate Employee’s employment at any time and for any reason.
NOW THEREFORE, in consideration of Employee’s employment with the Company and the foregoing premises, the mutual covenants set forth below, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Employee and the Company agree as follows:
AGREEMENT
1.Limited Right to Certain Benefits upon Termination. Nothing in this Agreement guarantees Employee’s continued employment with the Company or otherwise limits the Company’s right to terminate Employee’s employment at any time and for any reason. In the event of termination of Employee’s employment by the Company without Cause or by Employee for Good Reason (as each term is defined below), however, Employee shall be eligible to receive certain benefits upon satisfaction of certain conditions, as set forth in this Agreement below. Such benefits are not available to Employee under this Agreement in the event of a termination by the Company with Cause, by Employee without Good Reason, or due to Employee’s death or disability.
2.    Termination by Company for “Cause.” In the event the Company terminates Employee’s employment for Cause, the Company’s obligations to Employee hereunder shall terminate, except as to amounts already earned by but unpaid to Employee as of the effective date of termination. Employee’s continuing obligations to the Company under this Agreement and the Non-Competition, Non-Solicitation, Non-Defamation and Confidentiality Agreement independently executed by Employee, however, shall remain in full force and effect. For purposes of this Agreement, Cause means a good faith determination by the Company of an act or omission by Employee amounting to:

(i)	a material breach of any of Employee’s obligations to the Company under the terms of this Agreement;

(ii)	the gross neglect or willful failure or refusal of Employee to perform the duties of Employee’s position or such other duties reasonably assigned to Employee by the Company;

(iii)	any act of personal dishonesty taken by Employee and intended to result in substantial personal enrichment of Employee at the expense of the Company;

(iv)	any willful or intentional act that could reasonably be expected to injure the reputation, business, or business relationships of the Company or Employee’s reputation or business relationships;

(v)	perpetration of an intentional and knowing fraud against or affecting the Company or any customer, supplier, client, agent, or employee thereof;

(vi)	conviction (including conviction on a nolo contendere, no contest, or similar plea) of a felony or any crime involving fraud, dishonesty, or moral turpitude; or

(vii)	material breach of the Company’s Code of Business Conduct and Ethics.
3.    Termination by the Company Due To Employee’s Death or Disability. Employee’s employment shall terminate immediately upon Employee’s death or upon a finding and declaration by the Company,

determined in good faith and subject to applicable law, that Employee is unable to carry out Employee’s essential job functions to any substantial degree by reason of illness or disability. In either such case, the Company’s obligations to Employee hereunder shall terminate, except as to amounts already earned by but unpaid to Employee, as of the effective date of termination. Employee’s continuing obligations to the Company under this Agreement and the Non-Competition, Non-Solicitation, Non-Defamation and Confidentiality Agreement independently executed by Employee, however, shall remain in full force and effect.
4.    Termination by the Company without Cause. The Company may elect to involuntarily terminate Employee’s employment without Cause at any time, with or without prior notice to Employee, in which case Employee shall receive amounts already earned by but unpaid to Employee as of the effective date of termination and be eligible for the following additional benefits:

(a)	Severance.

[(i)]	Employee shall be eligible to receive an amount equal to one and one-half times Employee’s annual base salary in effect as of the date of termination.

[(ii)
If Employee’s termination is a Qualified CIC Termination, Employee shall be eligible to receive an amount equal to an additional       [1] times Employee’s annual base salary in effect as of the date of termination.]

(b)	Additional Payout.

[(i)]
Employee shall be eligible to receive a payout equal to one and one-half times Employee’s annual target bonus percent established for the bonus year prior to the bonus year in which Employee’s date of termination is effective (or such greater percent as shall be designated by the Compensation Committee of the Company’s Board of Directors from time to time) multiplied by Employee’s annual base salary in effect as of the date of termination.

[(ii)
If Employee’s termination is a Qualified CIC Termination, Employee shall be eligible to receive an amount equal to an additional         [1] times Employee’s annual target bonus percent for the prior bonus year (or such greater percent as shall be designated by the Compensation Committee of the Company’s Board of Directors from time to time) multiplied by Employee’s annual base salary in effect as of the date of termination.]

[1]	One/Chief Executive Officer; one-half/other participating executive officers; to be deleted for other participants unless otherwise authorized.

(c)
If Employee is participating in any Company-provided life insurance or health flexible spending account programs, then Employee may elect to continue coverage under such programs (in accordance with the terms of those programs). In addition, if Employee is participating in any Company-provided group medical and/or dental plans subject to Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, or similar state law (“COBRA”), and Employee timely elects coverage and satisfies all enrollment and payment procedures, then the Company will reimburse Employee for a portion of the premium costs to continue coverage under its medical and/or dental plans equal to the portion the Company would pay for such coverage as if Employee were an active employee, from the date of termination until the earlier of (i) twelve (12) months following the date of termination or (ii) the date on which Employee is no longer eligible for COBRA; provided, however, that if the termination is a Qualified CIC Termination then instead of reimbursing Employee for the Company’s portion, the Company will pay Employee an amount equal to 18 months the premium costs to continue coverage under its medical and/or dental plans and its life insurance plans equal to the portion the Company would pay for such coverage as if Employee were an active employee.

(d)
If Employee was employed by the Company for three months or more during the fiscal year in which the termination of employment is effective (or, in the case of a Qualified CIC Termination, one day or more during such fiscal year), the Company will pay to Employee a pro rata portion (based on the number of months of employment during such fiscal year, with employment on any day of a month being deemed a month of employment) of any annual bonus that would have been payable to Employee for such fiscal year based on actual performance under the Management Incentive Plan (or a successor to such plan) determined upon completion of the fiscal year as if Employee had been in the employ of the Company for the full fiscal year (no amount shall be payable if Employee was employed for less than three months or, in the case of a Qualified CIC Termination, less than one day during such fiscal year).

(e)
The Company will pay Employee any unused earned vacation as of the date of Employee’s termination of employment, in accordance with the policies and practices of the Company in effect from time to time.

(f)
The Company will offer Employee reasonable outplacement services commensurate with Employee’s position and experience for a period ending the earlier of (i) twelve (12) months following Employee’s termination of employment, or (ii) Employee finds new employment, up to a maximum of $25,000 (cash will not be paid in lieu of outplacement services); provided, however, that if the termination is a Qualified CIC Termination then instead of paying for reasonable outplacement services the Company will pay Employee $25,000.

(g)
If Employee’s termination is a Qualified CIC Termination and Employee is covered under an executive life insurance plan and/or an executive disability plan, upon a Qualified CIC Termination the Company will pay Employee an amount equal to 18 months the premium costs to continue coverage under these executive life insurance and/or executive disability plan equal to the portion the Company would pay for such coverage as if Employee were an active employee. If Employee’s termination is a Qualified CIC Termination and Employee has not received reimbursement for an executive physical examination in the year of Employee’s termination, the Company will pay Employee $10,000. If Employee’s termination is a Qualified CIC Termination and

Employee has not received reimbursement for financial planning in year of Employee’s termination, the Company will pay Employee $12,000.

(h)
The amount of any severance payable to Employee under Section 4 shall be reduced on a dollar-for-dollar basis by the amount of any other compensation or remuneration Employee receives from the Company for work performed as an employee, independent contractor, or consultant during the twelve (12) months following Employee’s termination of employment, and by any other compensation to which Employee may be entitled under any other severance plan or program of the Company.

(i)
The Company shall pay the severance payment under Section 4(a)(i) on the date that is sixty (60) days after the date of Employee’s termination of employment. The Company shall pay the severance payment under Section 4(a)(ii) on the date that is six (6) months after the date of Employee’s termination of employment. The Company shall pay the bonuses under Section 4(b) and Section 4(d) during the calendar year after the end of the fiscal year to which the bonuses relate at the same time as other salaried employees are paid their bonuses. The Company shall reimburse premiums as provided under Section 4(c) and pay reasonable outplacement costs as provided under Section 4(f) beginning as of the date of Employee’s termination of employment; provided, however, that if Employee’s termination is a Qualified CIC Termination the amounts will be paid on the date that is six (6) months after the date of Employee’s termination of employment. The Company shall pay the Employee the accrued vacation under Section 4(e) within 60 days following termination of employment. If Employee’s termination is a Qualified CIC Termination, the Company shall pay the amounts under Section 4(g) on the date that is six (6) months after the date of Employee’s termination of employment. Notwithstanding the foregoing, the Company is not required to make any payments due on or after the date that is sixty (60) days after the date of Employee’s termination of employment unless by that date Employee has signed, provided to the Company, and not rescinded a General Release of Claims in favor of the Company attached as Exhibit A (and the rescission period has expired). In addition, each payment by the Company made on and after the date of Employee’s termination of employment is conditioned upon (i) Employee cooperating with the transition of Employee’s duties and responsibilities for the Company, and (ii) Employee continuing to abide by all of Employee’s obligations to the Company, including without limitation the non-disclosure, non-competition, and non-solicitation covenants contained in Section 8 of this Agreement.

The payments under this Section 4 are conditioned upon the lapse of a substantial risk of forfeiture (Employee’s involuntary termination or Qualified CIC Termination, which also requires an involuntary termination). To the extent any payment is not paid within the short-term deferral period and is not exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations, rules, or guidance thereunder (the “Code”) (such as the rule exempting payments made following an involuntary termination of up to two times pay) then Section 409A of the Code shall apply. The Company intends this Agreement to comply with Section 409A of the Code and will interpret this Agreement in a manner that complies with Section 409A of the Code. For example, to the extent required, “termination” and related terms shall mean a separation from service as defined under Section 409A of the Code.

(j)	Notwithstanding anything in this Agreement to the contrary, if Employee is a specified employee (as defined under Section 409A of the Code) at the time of Employee’s termination of employment, to the extent payments under Section 4 are subject to Section 409A of the Code, the payments shall be made as of the later of (i) the date of payment provided for in Section 4(i), or (ii) the first day of the seventh month following the date of Employee’s termination of employment.

(k)	Any amounts payable hereunder will be subject to required withholdings, deductions, and tax reporting requirements.

(l)
Notwithstanding any other provision of this Agreement, if the payments under this Agreement, or under any other agreement with, or plan of, the Company or its affiliates (“Total Payments”), would constitute an “excess parachute payment” that is subject to the tax (“Excise Tax”) imposed by Section 4999 of Code, then the Company will determine whether Employee’s best net benefit when taking into account the effect of the Excise Tax (“Best Net Benefit”) is (i) to receive the payments provided for under this Agreement, or (ii) to have payments under this Agreement reduced and forfeited to reduce or avoid the Excise Tax. If the Best Net Benefit is achieved by reducing payments, the reduction shall be made by first reducing and forfeiting payments under this Section 4 not subject to Section 409A of the Code and, if additional reductions are necessary to achieve the Best Net Benefit, then reducing and forfeiting payments under this Section 4 subject to Section 409A. In no event shall payments subject to Section 409A of the Code be forfeited before all payments not subject to Section 409A of the Code have been forfeited. Payments shall be forfeited in the following sequence, provided that if a payment subject to Section 409A of the Code comes before a payment not subject to it, the payment subject to Section 409A shall be moved and placed at the end of the list: first under Section 4(g), second under Section 4(f), third under Section 4(c), fourth under Section 4(a), fifth under Section 4(e), sixth under Section 4(b), and seventh under Section 4(d).

For purposes of this Agreement, Qualified CIC Termination means (i) the Company’s termination of Employee’s employment without Cause (or Employee’s termination of employment for Good Reason), and (ii) such termination occurs either (1) upon, or within two years after, the occurrence of a Change in Control of the Company (as defined in Section 7 below), or (2) at the time of, or following, the entry by the Company into a definitive agreement or plan for a Change in Control of the nature set forth in Section 7(b) or (c) below (so long as such Change in Control occurs within six months after the effective date of such termination).
5.    Termination by the Employee with Good Reason. Employee may terminate Employee’s employment with the Company for “Good Reason,” which, for purposes of this Agreement shall mean:

(a)	a material diminution in authority, duties, or responsibilities;

(b)
a material change in geographic location where services are provided (the Company has determined this is any requirement by the Company that Employee move his regular office to a location more than 50 miles from Employee’s Company office as of the Agreement Date); or

(c)	a material diminution in base salary.
Good Reason shall not exist if (i) Employee expressly consents to such event in writing, (ii) Employee fails to object in writing to such event within sixty (60) days of its effective date, or (iii) Employee objects in writing to such event within sixty (60) days of its effective date but the Company cures such event within thirty (30) days after written notice from Employee. The written notice must describe the basis for Employee’s claim of Good Reason and identify what reasonable actions would be required to cure such Good Reason. Employee agrees to continue to perform the duties of Employee’s position and to otherwise cooperate with the Company throughout this entire notice period. If the Good Reason is not cured by the Company and Employee then terminates employment effective within thirty (30) days following the expiration of the Company’s cure period, Employee shall receive amounts already earned by but unpaid to Employee as of the effective date of termination and be paid or reimbursed for additional benefits in the same manner as set forth in Sections 4(a) through 4(j) above.
6.    Termination by Employee without Good Reason. Employee may elect to terminate Employee’s employment at any time and for any reason, upon thirty (30) days’ prior written notice to the Company. Employee agrees to continue to perform the duties of Employee’s position and to otherwise cooperate with the Company throughout this entire notice period. The Company may, however, upon receiving such notice of termination, elect to make the termination effective at any earlier time during the notice period. In either case if such termination is without Good Reason, salary and benefits shall be paid to Employee through Employee’s effective termination date only, and the Company shall have no further obligation to Employee. Employee’s continuing obligations to the Company under this Agreement and the Non-Competition, Non-Solicitation, Non-Defamation and Confidentiality Agreement independently executed by Employee, however, shall remain in full force and effect.
7.    Change in Control. A “Change in Control” shall occur when
(a)    a majority of the directors of the Company shall be persons other than persons

(i)	for whose election proxies shall have been solicited by the Board of Directors of the Company or

(ii)
who are then serving as directors appointed by the Board of Directors to fill vacancies on the Board of Directors caused by death or resignation (but not by removal) or to fill newly-created directorships,

(b)
50% or more of the voting power of the outstanding shares of all classes and series of capital stock of the Company entitled to vote in the general election of directors of the Company, voting together as a single class (the “Voting Stock”) of the Company is acquired or beneficially owned by any person, entity or group (within the meaning of Section 13d(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”)) other than (i) an entity in connection with a Business Combination in which clauses (x) and (y) of subparagraph (c) apply or (ii) a licensed broker/dealer or licensed underwriter who purchases shares of Voting Stock pursuant to an underwritten public offering solely for the purpose of resale to the public,

(c)
the consummation of a merger or consolidation of the Company with or into another entity, a sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s assets or a similar business combination (each, a “Business Combination”), in each case unless, immediately following such Business Combination, (x) all or substantially all of the beneficial owners of the Company’s Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the voting power of the then outstanding shares of voting stock (or comparable voting equity interests) of the surviving or acquiring entity resulting from such Business Combination (including such beneficial ownership of an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one of more subsidiaries), in substantially the same proportions (as compared to the other beneficial owners of the Company’s Voting Stock immediately prior to such Business Combination) as their beneficial ownership of the Company’s Voting Stock immediately prior to such Business Combination, and (y) no person, entity or group that is unaffiliated with Cargill beneficially owns, directly or indirectly, 50% or more of the voting power of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity (other than a direct or indirect parent entity of the surviving or acquiring entity, that, after giving effect to the Business Combination, beneficially owns, directly or indirectly, 100% of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity), or

(d)	approval by the shareholders of a definitive agreement or plan to liquidate or dissolve the Company.

8.    Governing Law. This Agreement shall be governed by and construed under Florida law, without regard to its conflict of laws principles. In the event that any provision of this Agreement is held unenforceable, such provision shall be severed and shall not affect the validity or enforceability of the remaining provisions. In the event that any provision is held to be overbroad, such provision shall be deemed amended to narrow its application to the extent necessary to render the provision enforceable according to applicable law.
9.    Taxes.

(a)
The Company may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as the Company shall determine is required to be withheld pursuant to any applicable law or regulation.

(b)
This Agreement is intended to satisfy the requirements of Section 409A(a)(2), (3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions. To the extent that any provision of this Agreement fails to satisfy those requirements, the provision shall automatically be modified in a manner that, in the good-faith opinion of the Company, brings the provision into compliance with those requirements while preserving as closely as possible the original intent of the provision and this Agreement. In particular, and without limiting the preceding sentence, any payment under this Agreement that would otherwise be treated as deferred compensation under Section 409A of the Code shall be delayed until the first day of the seventh month after the date of “separation from service” as determined under said Section 409A, such as is provided in Section 4(a) and 4(b) above.

10.    Jurisdiction and Venue. The parties agree that any litigation in any way relating to this Agreement shall be brought and venued exclusively in federal or state court in Florida, and Employee hereby consents to the personal jurisdiction of these courts and waives any objection that such venue is inconvenient or improper.
11.    Clawback. This Agreement, and any amounts received hereunder, shall be subject to recovery or other penalties pursuant to (i) any Company clawback policy, as may be adopted or amended from time to time, or (ii) any applicable law, rule or regulation or applicable stock exchange rule, including, without limitation, Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any NYSE Listing Rule adopted pursuant thereto.
12.    Entire Agreement. This Agreement, along with the Non-Competition, Non-Solicitation, Non-Defamation and Confidentiality Agreement independently executed by Employee, contain the entire understanding and agreement of the Employee and the Company with respect to these matters and supersedes any previous agreements or understandings, whether written or oral, between them on the same subjects.
13.    Survival. The covenants contained in Sections 8 through 17 of this Agreement and the Non-Competition, Non-Solicitation, Non-Defamation and Confidentiality Agreement independently executed by Employee, shall remain in full force and effect after the termination of Employee’s employment with the Company and after any termination or expiration of this Agreement. Employee and the Company acknowledge and understand that, unless expressly stated above, Employee’s obligations hereunder shall not be affected by the reasons for, circumstances of, or identity of the party who initiates the termination of Employee’s employment with the Company.
14.    No Waiver; Amendment. The Company’s waiver or failure to enforce the terms of this Agreement in one instance shall not constitute a waiver of its rights under the Agreement with respect to other violations. This Agreement may be amended only in a writing signed by Employee and an authorized officer or director of the Company.
15.    Assignment. This Agreement shall be binding upon the legal representatives of Employee. This Agreement may be transferred, assigned or delegated, in whole or in part, by the Company to its successors and assigns, and the rights and obligations of this Agreement shall be binding upon and inure to the benefit of any successors or assigns of the Company, and Employee will remain bound to fulfill Employee’s obligations hereunder. Employee may not, however, transfer or assign his rights or obligations under this Agreement.
16.    Dispute Resolution. The parties agree that any disputes arising under this Agreement will be resolved in federal or state court in Florida including any dispute arising under this Agreement during the two-year period following a Change in Control.
17.    Waiver of Jury Trial. Employee and Company hereby knowingly, voluntarily and intentionally waive any right either may have to a trial by jury with respect to any litigation related to or arising out of, under or in conjunction with this Agreement.
18.    Read and Understood. Employee has read this Agreement carefully and understands each of its terms and conditions. Employee has sought independent legal counsel of Employee’s choice to the extent Employee deemed such advice necessary in connection with the review and execution of this Agreement.
19.    Term. The “Term” of this Agreement shall be the period from the Agreement Date through March 31, 2023; provided, however, if a Change in Control occurs during the Term, the Term of this Agreement shall automatically be extended until the second anniversary of the occurrence of the Change in Control.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Agreement Date set forth above.

[Employee]

THE MOSAIC COMPANY

By:

Its:

Exhibit A
GENERAL RELEASE OF CLAIMS

In consideration of the mutual promises and terms and conditions stated in the Senior Management Severance and Change in Control Agreement executed by and between The Mosaic Company (the “Company”), having its principal place of business in Florida, and [Employee] (“Employee”), a resident of [Residence], accompanying this General Release (“Release”), and contingent upon the timely receipt of the fully executed original of this Release, which is not timely rescinded by Employee as set forth in Section 5, Employee and Company agree as follows:
Section 1.    NON-ADMISSION.
This Agreement and Release shall not in any way be construed as an admission by Company of any liability or wrongdoing of any kind to Employee, and none of the parties will ever contend that it does constitute such an admission.
Section 2    GENERAL RELEASE OF ALL CLAIMS.
(a)    Employee, on Employee’s own behalf and on behalf of anyone who could claim by or through Employee, fully and finally releases, acquits and forever discharges Company, its subsidiaries and affiliates and their respective past, present and future directors, officers, executives, attorneys, agents and representatives, Employee benefit programs/plans/trusts and their respective successors and assigns, and all persons acting by, through, under or in concert with any of them (collectively the “Releasees”) to the fullest extent permitted by law from any and all actions, suits, claims, costs and expenses (including but not limited to attorneys’ fees), damages (including but not limited to liquidated damages or punitive damages), and liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, which Employee ever had or now has, by reason of any matter, cause or thing whatsoever up through the date Employee executes this Agreement(except any claims under federal and state law that may not be released as a matter of law) (a “Claim” or collectively “Claims”) against each or any of the Releasees, including, without limitation, (1) any Claim under the Mosaic Employment Dispute Resolution Program; (2) any Claims arising from rights under federal, state and/or local laws, including but not limited to those related to claims for salary, wages, compensation, monetary relief, employment, benefits, including but not limited to any claims for benefits under, or contribution to, bonuses, merit and longevity increases, and all other benefits of all kind, earnings, back pay, front pay, compensatory damages, punitive damages, damage to character, damage to reputation, liquidated and other damages, emotional distress, mental anguish, depression, injury, impairment in locating employment, financial loss, pain and suffering, injunctive and declaratory relief, interest, attorneys’ fees and costs, any form of whistleblower reprisal, retaliation, harassment or discrimination on any basis, or any related cause of action, and any labor code provisions, including but not limited to, any alleged violation of Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Age Discrimination in Employment Act, as amended, (“ADEA”), the Older Worker Benefit Protection Act, as amended (“OWBPA”), the Americans with Disabilities Act as amended, (“ADA”) the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Occupational Safety and Health Act (“OSHA”), the Equal Pay Act, as

amended (“EPA”), the Family and Medical Leave Act, as amended (“FMLA”), the Federal False Claims Act, as amended (“FFCA”), the Fair Credit Reporting Act, as amended, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Sarbanes-Oxley Act of 2002 (“SOX”), the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), the Fair Labor Standards Act (“FLSA”), the Florida Health Insurance Coverage Continuation Act, as amended (“FHICCA”), Florida Civil Rights Act (Florida Statute § 760.01-760.11), Florida’s Whistleblower Act (Florida Statute § 448.102), the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq. (this release does not release the employee’s rights to benefits earned under a benefit plan but does release all fiduciary and administrative claims with respect to such plan, the plan fiduciaries, and the Company), and any provision of any state or United States constitutions; (3) any Claims grounded in contract or tort theories or otherwise rooted in common law; and/or (4) any other Claim of any kind whatsoever, including but not limited to any claim for damages or declaratory or injunctive relief of any kind.
(b)    Nothing in this Agreement is intended to: (1) release any rights or claims that may arise after the date that this Agreement and Release is signed; (2) constitute an unlawful waiver of any of Employee’s rights under any laws; (3) waive Employee’s right to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”) or administrative agency under applicable law, including a challenge to the validity of this Agreement, or participate in any agency investigation, although Employee does waive and release their right to recover any monetary or other damages from Released Parties under such applicable law; or (4) prevent or interfere with Employee’s right to provide truthful testimony, if under subpoena or court order to do so, or respond as otherwise provided by law.
(c)    Employee understands and agrees that, except as expressly stated in this Agreement and Release, any and all claims which Employee has, had, or might have had against any of the Releasees occurring up through the date Employee signs this Agreement are fully released and discharged by this Agreement and Release.
Section 3.    COMPLIANCE WITH PRIOR AGREEMENTS.
Employee agrees that Employee remains governed by the terms of the Employee Confidential Information, Inventions, and Original Works of Authorship Agreement and the Restrictive Covenant Agreement entered into by Employee, the terms of which are incorporated in this Agreement and Release by reference.
Section 4.    VOLUNTARY AND KNOWING ACTION.
Prior to signing this Release, Company specifically advises Employee to consult with an attorney for the purpose of reviewing this Agreement and advising Employee of Employee’s rights and obligations. Employee understands that Employee has 21 calendar days to review this Agreement and Release from the date of Employee’s receipt of this Agreement and Release. Employee may execute this Agreement and Release prior to the end of the 21-day period but is not required to do so by Company. The payments or benefits specified in the Senior Management Severance and Change in Control Agreement are contingent upon (i) return of the signed Release by Employee after having been given 21 days to consider the Release after receiving it, and (ii) Employee has not rescinded this Release subsequent to signature pursuant to Section 5 of this

Release. Employee acknowledges that in executing this Release, Employee has read this Release carefully and understands each of its terms and conditions. Employee has not relied upon any representation or statement made by any of Company’s agents, representatives or attorneys with regard to the subject matter of the Release, and that Employee is voluntarily, and without any coercion or duress, entering into this Release.
Section 5.    RESCISSION.
Employee understands that this Release covers the release of any claims alleging a violation of the Age Discrimination in Employment Act, 29 U.S.C. §621, et seq. based upon events occurring in the course of Employee’s employment with Company. Employee further understands that Employee has the right to rescind this Release within 7 calendar days of Employee signing it. Said rescission may be delivered in person or by certified mail, return receipt requested, and post marked within the 7- day period, to:

Senior Employment and Labor Counsel
The Mosaic Company
13830 Circa Crossing Drive
Lithia, FL 33547
This Release shall not become effective and enforceable until the rescission period has expired. If Employee rescinds this Release, Employee will not be entitled to the consideration described in the Senior Management Severance and Change in Control Agreement.
Section 6.    SUCCESSORS.
This Agreement and Release shall be binding upon and inures to the benefit of Company and Employee and upon their respective heirs, administrators, representatives, executors, successors and assigns.
Section 7.    ASSIGNMENT.
Employee has not assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim or any portion or interest in a Claim. This Release is personal to Employee and may not be assigned by Employee.
Section 8.    GOVERNING LAW.
This Agreement and Release is made and entered into in the State of Florida and shall in all respects be interpreted, enforced and governed by the laws of the United States and the laws of the State of Florida to the extent said laws are not in conflict with said federal laws.
Section 9.    SEVERABILITY.
Whenever possible, each provision of this Release shall be interpreted in such a manner as to be effective and valid under applicable law and to carry out each provision to the greatest extent possible, but if any provision of this Release is held to be void, invalid, illegal or for any other reason unenforceable, the parties agree that the validity, legality and enforceability of the remaining provisions of this Release will not be affected or impaired, and will be interpreted so as to effect, as closely as possible, the intent of the parties. Further, any provision found to be invalid, illegal, or unenforceable shall be deemed, without further action on the part of the parties, to be modified, amended, and/or limited to the minimum extent necessary to render such clauses and/or provisions valid and enforceable. However, if Employee’s release of claims set forth in this Release is held invalid, illegal, or unenforceable, Company may void this Release.
Section 10.    COOPERATION CLAUSE.
Employee agrees to cooperate in good faith and to timely respond to reasonable requests from or inquiries by Company, its assignee and counsel for assistance and information in connection with any matter involving litigation, administrative proceedings, arbitration or governmental investigations other than in matters in which the dispute is solely between the Employee and Company. The Employee’s cooperation shall include being reasonably available for, without limitation, interviews, depositions, and trial testimony. Should Employee be called to testify by or on behalf of Company as a witness before any tribunal or in any formal legal proceeding, Employee will be reimbursed for the reasonable costs of all associated travel.
PLEASE READ CAREFULLY. THIS GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. BY SIGNING BELOW, EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE WAS ADVISED TO CONSULT WITH AN ATTORNEY FOR THE PURPOSE OF REVIEWING THIS RELEASE AND ADVISING EMPLOYEE OF EMPLOYEE’S RIGHTS AND OBLIGATIONS AND THAT EMPLOYEE HAS HAD THE OPPORTUNITY TO DO SO.

Dated:
[Employee]

This instrument was acknowledged before me this ___ day of ___________, _________.

Notary Public
THE MOSAIC COMPANY

By: __________________________
Title: __________________________

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